Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SCBT FINANCIAL CORPORATION

FIRST: The name of the corporation is SCBT Financial Corporation.

SECOND: The duration of the corporation is perpetual.

THIRD: [deleted]

FOURTH: The specific purpose or purposes for which the corporation is organized, stated in general terms are: to exercise all powers of a banking holding company which is registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and to engage in any and all banking and non-banking activities allowed for such a bank holding company under state and federal law, and to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Act of South Carolina.

FIFTH: The aggregate number of shares which the corporation shall have the authority to issue is (i) Forty Million (40,000,000) shares of one class of Common Stock each of which shall have a par value of Two Dollars Fifty Cents ($2.50) and (ii) Ten Million (10,000,000) shares of preferred stock, par value $.01 per share (referred to in these amended and restated Articles of Incorporation as “preferred stock”). The board of directors shall have the authority to specify the preferences, limitations and relative rights of any class or series of preferred stock. Holders of preferred stock are referred to herein as “preferred stockholders.” Preferred stock may have voting rights, but preferred stock will not be deemed to be “voting stock” for purposes of these amended and restated Articles of Incorporation, or to be “outstanding stock” for purposes of Article Sixteenth of these amended and restated Articles of Incorporation. Except for the references to shares in clause (ii) of this Article Fifth, references to “shares” in these amended and restated Articles of Incorporation refer only to shares of Common Stock, and references in these amended and restated Articles of Incorporation to “shareholders” or “stockholders” refer only to holders of Common Stock (except when used in the term “preferred stockholders”). The rights and privileges of holders of Common Stock are subject to any classes or series of preferred stock that the corporation may issue.

SIXTH: The capital stock of the corporation may be issued for valid corporate purposes upon authorization by the Board of Directors of the corporation without prior stockholder approval.  Such authorization by the Board of Directors may be made by a majority or other vote of the Board as may be provided in the Bylaws of the corporation.  The provisions of this Article Sixth may only be amended or repealed by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation.

SEVENTH: The corporation shall have the right to purchase its own shares to the extent of unreserved and unrestricted earned surplus available therefore and to the extent of unreserved and unrestricted capital surplus available therefore.

EIGHTH: The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required in the event that the Board of Directors of the corporation does not recommend to the stockholders of the corporation a vote in favor of (1) a merger, exchange or consolidation of the corporation with, or (2) a sale, exchange or lease of all or substantially all of the assets of the corporation to, any person or entity.  For purposes of this provision, substantially all of the assets shall mean assets having a fair market value or book value, whichever is greater, of 25 percent or more of the total assets as reflected on a balance sheet of the corporation as of a date no earlier than 45 days prior to any acquisition of such assets. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required to amend or repeal the provisions of this Article Eighth.

NINTH: The affirmative vote of the holders of not less than 80% of the outstanding shares of all voting stock of the corporation and the affirmative vote of the holders of not less than 67% of the outstanding shares of voting stock held by stockholders other than the Controlling Party shall be required for the approval or authorization of any merger, consolidation, or sale, exchange or lease of all or substantially all the assets of the corporation (as defined in Article Eighth of this Articles of Incorporation) shall be required to approve or authorize any such transaction involving any shareholder owning or controlling 20% or more of the corporation’s voting stock at the time of the proposed transaction (“Controlling Party”); provided, however, that these voting requirements shall not be applicable in such transactions (a) in which the cash or fair market value of the property, securities or other consideration to be received (which includes common stock of this corporation retained by its existing shareholders in such a transaction in which the corporation is the surviving entity) per share by holders of common stock of the corporation in such transaction is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends, and distributions), paid by the Controlling Party in the acquisition of any of its holdings of the corporation’s common stock in the three years preceding the announcement of the proposed transaction; or (b) recommended by the majority of the entire Board of Directors.  The affirmative vote of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required to amend or repeal the provisions of this Article Ninth.  The requirements of this Article Ninth are in addition to and separate from any consent or approval that may be required by those Articles of Incorporation to authorize any merger, consolidation, or sale, exchange or lease of all or substantially all the assets of the Corporation (as defined in Article Eighth).

TENTH: Shareholders can remove directors with or without cause only by the affirmative vote of the holders of eighty (80%) of the Corporation’s shares.  Cause shall mean fraudulent or dishonest acts or gross abuse of authority in the discharge of duties to the Corporation and shall be established after written notice of specific charges and the opportunity to meet and refute such charges.

ELEVENTH: The Board of Directors of the corporation shall consist of a maximum of twenty (20) persons.  Directors may increase membership on the Board up to this maximum, but may not do so once the maximum membership is reached.  The terms of the members of the Board of Directors elected at the first annual shareholders meeting shall be set so as to implement staggered terms, i.e., the terms of one-third (or as near one-third as possible) of the Directors shall be one year, the terms of one-third shall be two years and the terms of one-third shall be three years.  Thereafter, one-third of the Directors shall be elected by a majority of the votes cast at each annual meeting of the shareholders or by similar vote at any special meeting called for the purpose, to serve three-year terms.  Each Director shall hold office until the expiration of the term for which he is elected, except as otherwise stated in the Bylaws, and thereafter until his successor has been elected and qualified. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required to amend or repeal the provisions of this Article Eleventh.

TWELFTH:  [deleted]

THIRTEENTH: Shareholders and holders of preferred stock shall not have cumulative voting rights.

FOURTEENTH:  Neither the holders of the shares nor the preferred stock shall have preemptive rights.

FIFTEENTH: A majority of the entire Board of Directors shall have the power to alter, amend or repeal the Bylaws of the corporation.  Shareholders may alter, amend, or repeal the Bylaws only by the affirmative vote of the holders of eighty (80%) of outstanding stock of the corporation.

SIXTEENTH: A special meeting of shareholders, called by shareholders, the Board of Directors or any members thereof, or any officer of the corporation, to consider a vote in favor of a merger or consolidation of the corporation with or a sale, exchange or lease of substantially all of the assets of the corporation to any person or entity, as defined under Articles Eighth and Ninth of these Articles of Incorporation, which is not recommended by the Board of Directors of the corporation, shall require attendance in person or by proxy of eighty percent (80%) of the shareholders of the corporation in order for a quorum for the conduct of business to exist.  Such a meeting may not be adjourned absent notice if a quorum is not present. Such eighty percent (80%) quorum requirement will apply at any annual meeting called to consider such a non-Board recommended transaction.

SEVENTEENTH: No director of the corporation shall be personally liable to the corporation or its shareholders or preferred stockholders for monetary damages for breach of his fiduciary duty as a director occurring after the effective date hereof; provided, however, the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders or preferred stockholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) imposed for unlawful distributions as set forth in Section 33-8-330 of the South Carolina Business Corporation Act of 1988, as amended from time to time (the “Act”), or (iv) for any transaction from which the director derived an improper personal benefit.  This provision shall eliminate or limit the liability of a director only to the maximum extent permitted from time to time by the Act or any successor law or laws.  Any repeal or modification of the foregoing protection by the shareholders (and, if applicable, preferred stockholders) of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

EIGHTEENTH: When evaluating any proposed plan of merger, consolidation, exchange or sale of all, or substantially all, of the assets of the Corporation, the Board of Directors shall consider the interests of the employees of the Corporation and the community or communities in which the Corporation and its subsidiaries, if any, do business in addition to the interest of the Corporation’s shareholders and preferred stockholders.

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

CERTIFICATE ACCOMPANYING AMENDED AND RESTATED

ARTICLES OF INCORPORATION

Pursuant to the provisions of § 33-10-107 of the 1976 South Carolina Code, as amended, the applicant delivers to the Secretary of State this Certificate Accompanying Amended and Restated Articles of Incorporation.

1.             The name of the corporation is SCBT FINANCIAL CORPORATION.

2.             The original Articles of Incorporation for the corporation were filed on February 22, 1985.

3.                                       The Articles of Incorporation of this corporation are being amended and restated as set forth in the attached Amended and Restated Articles of Incorporation.  (For the text of each of these amendments, see Articles THIRD, FIFTH, TWELFTH through FIFTEENTH, SEVENTEENTH AND EIGHTEENTH of the attached Amended and Restated Articles of Incorporation.)

4.                                       At the date of adoption of the amendment and restatement of the Articles, the number of outstanding shares of each voting group entitled to vote separately on the amendment and restatement, and the vote of such shares was:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the Meeting	Number of Undisputed Shares Voted For/Against
Common Stock	11,243,747	11,243,747	9,036,434	(1)8,330,198/612,340

(1) 93,896 shares of common stock abstained.

(Signature follows on the next page)

Date:	December 30, 2008	SCBT FINANCIAL CORPORATION

		By:	/s/ Renee R. Brooks
RENEE R. BROOKS
Corporate Secretary